
                                                                                                                SEC USE ONLY
                                                                                                             -----------------------
                                                                                                             DOCUMENT SEQUENCE NO.
                                                            UNITED STATES
                                                 SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549                                -----------------------
                                                                                                             CUSIP NUMBER
                                                              FORM 144
                                                NOTICE OF PROPOSED SALE OF SECURITIES
                                        PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933                -----------------------
                                                                                                             WORK LOCATION
ATTENTION:     Transmit for filing 3 copies of this form concurrently with either placing an order with a broker to execute sale or executing a sale directly with a market maker.
                                                                                                             -----------------------

------------------------------------------------------------------------------------------------------------------------------------
1(a) NAME OF ISSUER (Please type or print)               (b) IRS IDENT. NO.             (c) S.E.C. FILE NO.

Mueller Industries, Inc.                                 25-0790410                     1-6770
------------------------------------------------------------------------------------------------------------------------------------
1(d) ADDRESS OF ISSUER                   STREET          CITY           STATE           ZIP CODE    (e) TELEPHONE NO.
                                                                                                        -----------   --------------
                                                                                                         AREA CODE       NUMBER

8285 Tournament Drive, Suite 150                         Memphis        Tennessee       38125            901             753-2000
------------------------------------------------------------------------------------------------------------------------------------
2(a) NAME OF PERSON FOR WHOSE ACCOUNT     (b) IRS        (c) RELATIONSHIP       (d) ADDRESS        CITY             STATE   ZIP CODE
     THE SECURITIES ARE TO BE SOLD            IDENT NO.      TO ISSUER              STREET

Harvey L. Karp                                           Director               P.O. Box 30        East Hampton     NY      11937

------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:  The person filing this notice should contact the issuer to obtain the I.R.S. Identification Number and the S.E.C. File
              Number.
------------------------------------------------------------------------------------------------------------------------------------
3(a)              (b)                                         SEC USE ONLY     (c)                    (d)
                                                             ---------------
  Title of the           Name and Address of Each Broker
    Class of           Through Whom the Securities are to                       Number of Shares or
 Securities To           be Offered or Each Market Maker      Broker-Dealer     Other Units To Be Sold     Aggregate Market Value
    Be Sold              who is Acquiring the Securities       File Number      (See instr. 3(c))          (See instr. (3(d))
----------------       ------------------------------------  ---------------    ---------------------      -----------------------

Common Stock,          Bear, Stearns & Co., Inc.                                12,825                     $425,149(1)
$0.10 par value

----------------------------------------------------------------------------------------------------------------------------------


[CONTINUATION OF THE ABOVE CHART]
(e)                  (f)                                (g)

  Number of Shares           Approximate Date
   or Other Units                of Sale                     Name of Each
     Outstanding            (See instr. (3(f))               Securities Exchange
 (See instr. (3(e))            (M0. DAY YR.)                (See instr. (3(g))
----------------       ------------------------------------  ---------------

33,823,446             From 6/3/02 to 8/31/02                New York Stock
                                                             Exchange

------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:
1. (a) Name of issuer                                             3. (a) Title of the class of securities to be sold
   (b) Issuer's I.R.S. Identification Number                         (b) Name and address of each broker through whom the securities
   (c) iSSUER'S S.E.C. file number, if any                               are intended to be sold
   (d) Issuer's address, including zip code                          (c) Number of shares or other units to be sold (if debt
   (e) Issuer's telephone number, including area code                    securities, give the aggregate face amount)
                                                                     (d) Aggregate market value of the securities to be sold as of
2. (a) Name of person for whose account the securities                   a specified date within 10 days prior to the filing of
       are to be sold                                                    this notice
   (b) Such person's I.R.S. identification number, if such           (e) Number of shares or other units of the class outstanding,
       person is an entity                                               or if debt securities the face amount thereof outstanding,
   (c) Such person's relationship to the issuer (e.g., officer,          as shown by the most recent report or statement published
       director, 10% stockholder, or member of immediate family          by the issuer
       of any of the foregoing)                                      (f) Approximate date on which the securities are to be sold
   (d) Such person's address, including zip code                     (g) Name of each securities exchange, if any, on which the securities are intended to be sold
                                                                                                                    SEC 1147 (9-93)
----------

(1)  Based on a closing price of $33.15 on May 30, 2002.
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


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

                                                  TABLE I -- SECURITIES TO BE SOLD

                   Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

------------------  ------------   -------------  ---------------------  ---------------------   -------------  --------------------
                                                  Name of Person from
                                   Nature of      Whom Acquired          Amount of
Title of            Date you       Acquisition    (If gift, also give    Securities              Date of
the Class           Acquired       Transaction    date donor acquired)   Acquired                Payment        Nature of Payment
------------------  ------------   -------------  ---------------------  ---------------------   -------------  --------------------

Common Stock,       200,000 on     Exercise of    Issuer                 485,700 shares          6/3/02,        Cash
$0.10 par value     6/3/02 and     stock options                                                 7/1/02 and
                    7/1/02 and     pursuant to a                                                 8/1/02
                    85,700 on      registration                                                  (anticipated)
                    8/1/02         statement on
                    (anticipated)  Form S-8
                    upon the       effective
                    exercise of    under the
                    stock          Securities Act
                    options        of 1933
------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:  If the securities were purchased and full payment therefor was not made in cash at the time of purchase, explain in the table or in a note thereto the nature of the consideration given. If the consideration consisted of any note or other obligation, or if payment was made in installments describe the arrangement and state when the note or other obligation was discharged in full or the last installment paid.

------------------------------------------------------------------------------------------------------------------------------------
                                        TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
                Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.

--------------------------------------------  -------------------------------   ---------------  -------------------  --------------
                                                                                                   Amount of
       Name and Address of Seller                 Title of Securities Sold       Date of Sale      Securities Sold    Gross Proceeds
--------------------------------------------  -------------------------------   ---------------  -------------------  --------------

Harvey L. Karp                                See Schedule A attached hereto




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REMARKS: The shares of Common Stock covered by this Form 144 are being sold pursuant to a Rule 10b5-1(c) sales plan dated as of
March 6, 2002 as amended as of April 12, 2002, and the representation below regarding the Seller's knowledge of material information speaks as of that plan's adoption date and as of the date of such amendment.


INSTRUCTIONS:                                                     ATTENTION:
See the definition of "person" in paragraph (a) of Rule 144.      The person for whose account the securities to which this notice
Information is to be given not only as the person for whose       relates are to be sold hereby represents by signing this notice
account the securities are to be sold but also as to all other    that he does not know any material adverse information in
persons included in that definition.  In addition, information    regard to the current and prospective operations of the Issuer
shall be given as to sales by all persons whose sales are         of the securities to be sold which has not been publicly
required by paragraph (e) of Rule 144 to be aggregated with       disclosed.
sales for the account of the person filing this notice.


                         May 31, 2002                                                    /s/ Harvey L. Karp
          ---------------------------------------------                    -----------------------------------------------
                         DATE OF NOTICE                                                      (SIGNATURE)

      The notice shall be signed by the person for whose account the securities are to be sold. At least one copy of the notice shall be manually signed. Any copies not manually signed shall bear typed or printed signatures.

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        ATTENTION: Intentional misstatements or omission of facts constitute Federal Criminal Violations (See 18 U.S.C. 1001)
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


                                   Schedule A


------------------------------- ------------------ -------------- --------------
                                                     Amount of
                                                     Securities       Gross
   Titles of Securities Sold      Date of Sale         Sold         Proceeds
------------------------------- ------------------ -------------- --------------
Common Stock                         3/7/02                7,300    $243,820
------------------------------- ------------------ -------------- --------------
Common Stock                         3/7/02                  700     $23,415
------------------------------- ------------------ -------------- --------------
Common Stock                         3/7/02                  700     $23,394
------------------------------- ------------------ -------------- --------------
Common Stock                         3/7/02                  200     $6,682
------------------------------- ------------------ -------------- --------------
Common Stock                         3/7/02                  200     $6,652
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/8/02               10,800    $391,170
------------------------------- ------------------ -------------- --------------
Common Stock                         3/8/02                4,300    $142,631
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02              10,500    $347,550
------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02               7,500    $249,000
------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02               6,500    $215,475
------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02               5,500    $182,875
------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02               5,000    $171,400
------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02               5,000    $170,000
------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02               5,000    $169,000
------------------------------- ------------------ -------------- --------------
Common Stock                         3/11/02               5,000    $167,500
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/12/02               8,643   $298,183.50
------------------------------- ------------------ -------------- --------------
Common Stock                         3/12/02                 600     $20,910
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/13/02               5,000    $173,750
------------------------------- ------------------ -------------- --------------
Common Stock                         3/13/02               5,000    $173,250
------------------------------- ------------------ -------------- --------------
Common Stock                         3/13/02               2,500     $86,500
------------------------------- ------------------ -------------- --------------
Common Stock                         3/13/02               2,500     $86,150
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/14/02               7,500    $261,000
------------------------------- ------------------ -------------- --------------
Common Stock                         3/14/02               4,400    $152,680
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/15/02               7,500    $256,875
------------------------------- ------------------ -------------- --------------




------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/18/02               7,500    $262,500
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         3/19/02               7,500    $263,625
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/1/02                9,900    $345,609
------------------------------- ------------------ -------------- --------------
Common Stock                         4/1/02                  100     $3,492
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/2/02                5,000    $175,000
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/3/02                5,000    $174,200
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/4/02                5,000    $173,100
------------------------------- ------------------ -------------- --------------
Common Stock                          4/402                5,000    $173,050
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/5/02               25,000    $868,250
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/8/02                5,000    $175,850
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/9/02                1,600     $57,264
------------------------------- ------------------ -------------- --------------
Common Stock                         4/9/02                4,300    $153,467
------------------------------- ------------------ -------------- --------------
Common Stock                         4/9/02                  700     $24,619
------------------------------- ------------------ -------------- --------------
Common Stock                         4/9/02                5,000    $177,100
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/10/02              10,000    $358,200
------------------------------- ------------------ -------------- --------------
Common Stock                         4/10/02               5,000    $178,600
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/11/02               5,000    $179,150
------------------------------- ------------------ -------------- --------------
Common Stock                         4/11/02               5,000    $179,250
------------------------------- ------------------ -------------- --------------
Common Stock                         4/11/02               8,224   $295,159.36
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/11/02               1,800     $64,998
------------------------------- ------------------ -------------- --------------
Common Stock                         4/11/02               2,400     $86,232
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/12/02                 600     $21,480
------------------------------- ------------------ -------------- --------------
Common Stock                         4/12/02               9,400    $336,426
------------------------------- ------------------ -------------- --------------
Common Stock                         4/12/02              10,000    $357,400
------------------------------- ------------------ -------------- --------------
Common Stock                         4/12/02               3,600    $128,700
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/16/02               5,000    $178,100
------------------------------- ------------------ -------------- --------------
Common Stock                         4/16/02               5,000    $178,400
------------------------------- ------------------ -------------- --------------
Common Stock                         4/16/02               5,000    $178,750
------------------------------- ------------------ -------------- --------------
Common Stock                         4/16/02               5,000    $178,900
------------------------------- ------------------ -------------- --------------
Common Stock                         4/16/02               5,000    $179,000
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/17/02               1,347     $48,371
------------------------------- ------------------ -------------- --------------
Common Stock                         4/17/02               4,300    $153,725
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/19/02               5,300    $187,196
------------------------------- ------------------ -------------- --------------
Common Stock                         4/19/02              11,700    $413,127
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/23/02               3,400    $117,640
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/24/02               6,700    $231,351
------------------------------- ------------------ -------------- --------------
Common Stock                         4/24/02                 200     $6,930
------------------------------- ------------------ -------------- --------------
Common Stock                         4/24/02                 200     $6,936
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/25/02               5,000    $169,700
------------------------------- ------------------ -------------- --------------
Common Stock                         4/25/02               4,600    $156,032
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/26/02               2,000     $68,360
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         4/26/02               1,500     $51,300
------------------------------- ------------------ -------------- --------------
Common Stock                         4/26/02               1,500     $51,675
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/1/02                1,400     $47,712
------------------------------- ------------------ -------------- --------------
Common Stock                         5/1/02                  600     $20,442
------------------------------- ------------------ -------------- --------------
Common Stock                         5/1/02                4,400    $149,864
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/2/02                8,500    $288,660
------------------------------- ------------------ -------------- --------------
Common Stock                         5/2/02                3,600    $122,184
------------------------------- ------------------ -------------- --------------
Common Stock                         5/2/02                1,500     $50,985
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/3/02                5,000    $170,350
------------------------------- ------------------ -------------- --------------
Common Stock                         5/3/02                5,000    $170,306
------------------------------- ------------------ -------------- --------------
Common Stock                         5/3/02                5,000    $170,800
------------------------------- ------------------ -------------- --------------
Common Stock                         5/3/02                  761     $25,935
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/7/02                7,300    $245,134
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/8/02                5,000    $167,300
------------------------------- ------------------ -------------- --------------
Common Stock                         5/8/02                4,100    $136,981
------------------------------- ------------------ -------------- --------------
Common Stock                         5/8/02                  900     $30,177
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/9/02                  100     $3,372
------------------------------- ------------------ -------------- --------------
Common Stock                         5/9/02                4,900    $165,130
------------------------------- ------------------ -------------- --------------
Common Stock                         5/9/02                5,000    $167,850
------------------------------- ------------------ -------------- --------------
Common Stock                         5/9/02                5,000    $167,406
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/13/02               5,000    $163,800
------------------------------- ------------------ -------------- --------------
Common Stock                         5/13/02               5,000    $164,500
------------------------------- ------------------ -------------- --------------
Common Stock                         5/13/02               5,000    $165,500
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/14/02                 500     $16,955
------------------------------- ------------------ -------------- --------------
Common Stock                         5/14/02               5,000    $169,250
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/15/02               5,000    $169,700
------------------------------- ------------------ -------------- --------------
Common Stock                         5/15/02               4,000    $135,520
------------------------------- ------------------ -------------- --------------
Common Stock                         5/15/02               5,000    $169,100
------------------------------- ------------------ -------------- --------------
Common Stock                         5/15/02               1,000     $33,900
------------------------------- ------------------ -------------- --------------
Common Stock                         5/15/02               5,000    $169,900
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/16/02               4,400    $149,600
------------------------------- ------------------ -------------- --------------
Common Stock                         5/16/02               4,200    $142,590
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/17/02               5,000    $169,250
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/20/02                 600     $20,418
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/21/02               2,200     $74,800
------------------------------- ------------------ -------------- --------------

------------------------------- ------------------ -------------- --------------
Common Stock                         5/22/02               5,000    $170,600
------------------------------- ------------------ -------------- --------------
Common Stock                         5/22/02               2,800     $95,200
------------------------------- ------------------ -------------- --------------

In addition to the foregoing sales pursuant to Rule 144, on March 7, 2002 the Issuer withheld 67,157 shares of Common Stock (valued at $33.24 per share) to pay required Federal, state and local withholding taxes due with respect to the exercise by Harvey L. Karp of options to purchase 200,000 shares of Common Stock, on April 1, 2002 the Issuer withheld 67,376 shares of Common Stock (valued at $34.97 per share) to pay required Federal, state and local withholding taxes due with respect to the exercise by Harvey L. Karp of options to purchase 200,000 shares of Common Stock, on April 6, 2002 the Issuer withheld 38,533 shares of Common Stock (valued at $35.68 per share) to pay required Federal, state and local withholding taxes due with respect to the exercise by Harvey L. Karp of options to purchase 114,300 shares of Common Stock and on May 1, 2002 the Issuer withheld 67,239 shares of Common Stock (valued at $33.86 per share) to pay required Federal, state and local withholding taxes due with respect to the exercise by Harvey L. Karp of options to purchase 200,000 shares of Common Stock.